Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude Chief Financial Officer 802‑476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Third Quarter Net Income From Continuing Operations
Increased 262% to $0.41 Per Share Versus $0.11 Per Share As Revenue Increased 24%

Nine Month Net Income From Continuing Operations Increased to $0.08 Per Share Versus A Loss of $0.15 Per Share

BARRE, VERMONT, October 30, 2008 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced operating results for the third quarter of 2008, highlighted by a 262% increase in net income from continuing operations to $3,059,000, or $0.41 per diluted share, compared to $845,000, or $0.11 per share, for the third quarter of 2007.  Revenue from continuing operations increased 24% for this year's third quarter to $16,593,000 compared to $13,357,000 for the same period a year earlier.

"Gross profit in our quarries rose 26% to $3,411,000 compared to $2,706,000 and gross profit margin increased by four full percentage points to 40% for the third quarter of 2008 compared to the third quarter of 2007, as we began to reap the benefits we anticipated from our investments in new diamond wire saw technology and other production improvements we implemented earlier this year," said Chief Executive Officer Donald Labonte.  "Demand for our granites remains strong, and we are optimistic about the outlook for our quarries in the fourth quarter."

Rock of Ages' manufacturing division reported a 36% increase in revenue for this year's third quarter compared to last year, primarily driven by sales to the Company's formerly owned retail outlets which are now included in manufacturing revenue.  Gross profit increased 28% to $2,523,000 compared to $1,966,000, while gross margin decreased to 31% from 33% because fewer high-margin mausoleums were sold this year than last.  "We believe that uncertainty in the financial markets led to the postponement of mausoleum orders from several pre-need customers," Labonte said.

Unallocated corporate overhead and interest expense each decreased 33% for the third quarter of 2008 compared to last year's third quarter.  "We are on track to meet our previously disclosed targets for unallocated corporate overhead of approximately $3,800,000 and interest expense of approximately $1,400,000 million for 2008.  So far this year, we have reduced total debt by approximately $6 million, and we anticipate a further reduction in the fourth quarter," Labonte added.

"While slower mausoleum sales will likely result in lower operating income in the manufacturing division for 2008 versus 2007, we continue to believe the strong performance of the quarrying division means that divisional operating income from continuing operations for 2008 will exceed 2007.  In addition, as a result of sharply reduced overhead and interest expense, we expect to report much improved income from continuing operations for 2008 as compared to 2007," Labonte concluded.

Third Quarter Results

For the three months ended September 27, 2008, net revenue increased 24% to $16,593,000 compared to $13,357,000 for the third quarter of 2007. Gross profit for this year's third quarter increased 27% to $5,934,000 compared to $4,672,000 a year earlier.  Quarry gross profit increased to $3,411,000 compared to $2,706,000 for the third quarter of 2007, and manufacturing gross profit increased to $2,523,000 from $1,966,000.

(more)

Rock of Ages Third Quarter Net Income From Continuing Operations Increased 262% to $0.41 Per Share October 29, 2008 Page Two

SG&A expense decreased 16% to $1,549,000 for the third quarter of 2008 compared to $1,840,000 for the third quarter of 2007.  Total divisional operating income increased to $4,385,000 for this year's third quarter compared to $2,832,000 for the third quarter of 2007.

Unallocated corporate overhead decreased 33% to $822,000 for the third quarter of 2008 compared to $1,229,000 the previous year.  Interest expense allocated to continuing operations also decreased 33% to $337,000 from $506,000 last year. Income from continuing operations was $3,059,000, or $0.41 per diluted share, for the third quarter of 2008.  This compares to income from continuing operations of $845,000, or $0.11 per diluted share, for the third quarter of 2007.

Net income increased to $3,059,000, or $0.41 per diluted share, for the third quarter of 2008.  This compares to net income of $1,541,000, or $0.20 per diluted share, for the third quarter of 2007, which included income from the Company's discontinued retail operations of $696,000, or $0.09 per diluted share.

Nine Months Results

For the nine months ended September 27, 2008, net revenue increased 4% to $39,309,000 compared to $37,754,000 for the first nine months of 2007.  Gross profit was essentially unchanged at $9,574,000.

Total SG&A expenses decreased 9% to $4,806,000 for the first nine months of 2008 compared to $5,276,000 for the same period of 2007.  Unallocated corporate overhead decreased 20% to $2,998,000 from $3,750,000.  Interest expense decreased 30% to $1,046,000 compared to $1,489,000 for the first nine months of last year.

Income from continuing operations for the first nine months of 2008 was $623,000, or $0.08 per share, compared to a loss from continuing operations of $1,073,000, or $0.15 per share, for the same period in 2007. The net income for the first nine months of 2008 was $481,000, or $0.06 per share, which included a loss from discontinued operations of $142,000, or $0.02 per share.  The net loss for the first nine months of 2007 was $1,069,000, or $0.15 per share, which included discontinued operations that were basically break even.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; changes in demand for our products due to general economic conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 27,	Sep. 29,	Sep. 27,	Sep. 29,
	2008	2007	2008	2007
Net revenue
Quarry	$ 8,537	$ 7,437	$ 18,766	$ 19,109
Manufacturing	8,056	5,920	20,543	18,645
Total net revenue	16,593	13,357	39,309	37,754

Gross profit
Quarry	3,411	2,706	4,076	3,538
Manufacturing	2,523	1,966	5,498	6,048
Total gross profit	5,934	4,672	9,574	9,586

Selling, general and administrative expenses
Quarry	523	739	1,747	2,234
Manufacturing	1,026	1,101	3,059	3,042
Total SG&A expenses	1,549	1,840	4,806	5,276

Divisional operating income
Quarry	2,888	1,967	2,329	1,304
Manufacturing	1,497	865	2,439	3,006
Total divisional operating income	4,385	2,832	4,768	4,310

Unallocated corporate overhead	822	1,229	2,998	3,750
Insurance recovery - quarry asset	--	--	--	(212)
Foreign exchange loss	--	37	--	37
Other income, net	(56)	(49)	(179)	(138)
Income from continuing operations before interest and taxes	3,619	1,615	1,949	873

Interest expense, net	337	506	1,046	1,489

Income (loss) from continuing operations before income taxes	3,282	1,109	903	(616)

Income tax expense	223	264	280	457

Income (loss) from continuing operations	3,059	845	623	(1,073)

Income (loss) from discontinued operations	--	696	(142)	4

Net income (loss)	$ 3,059	$ 1,541	$ 481	$ (1,069)

Net income (loss) per share - basic and diluted:
Income (loss) from continuing operations	$ 0.41	$ 0.11	$ 0.08	$ (0.15)
Income (loss) from discontinued operations	--	0.09	(0.02)	0.00
Net income (loss) per share - basic and diluted	$ 0.41	$ 0.20	$ 0.06	$ (0.15)

Weighted average common shares outstanding
Basic and diluted	7,416	7,399	7,416	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts)(Unaudited)

	Sep. 27,	Dec. 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$ 1,068	$ 1,961
Trade receivables, net	11,786	11,713
Inventories	22,773	21,680
Other current assets	1,690	1,867
Assets of discontinued operations	--	14,266
Total current assets	37,317	51,487

Property, plant and equipment, net	33,047	31,786
Cash surrender value of life insurance	128	186
Intangibles, net	650	383
Goodwill	387	387
Long term investments	87	242
Other	273	174
Total assets	$ 71,889	$ 84,645

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ 9,506	$ 10,498
Current installments of long-term debt	41	5,191
Current installments of retirement benefits	569	584
Trade payables	1,679	1,794
Accrued expenses	2,734	2,303
Customer deposits	540	747
Liabilities of discontinued operations	--	6,748
Total current liabilities	15,069	27,865

Long-term debt, excluding current installments	14,644	14,158
Salary continuation	5,419	5,531
Accrued pension cost	3,207	3,668
Other	3,074	2,897
Deferred tax liability	53	55
Total liabilities	41,466	54,174

Stockholders' equity:
Preferred stock - 0.01 par value; authorized
2,500,000 shares; issued and outstanding no shares
Common stock Class A, 0.01 par value; authorized 30,000,000	--	--
shares; 4,812,342 and 4,677,467 shares issued and outstanding
as of September 27, 2008 and December 31, 2007, respectively	48	47
Common stock Class B, 0.01 par value; authorized 15,000,000
shares; 2,603,721 and 2,738,596 shares issued and outstanding
as of September 27, 2008 and December 31, 2007, respectively	26	27
Additional paid-in capital	65,674	65,657
Accumulated deficit	(32,871)	(33,352)
Accumulated other comprehensive loss	(2,454)	(1,908)
Total stockholders' equity	30,423	30,471
Total liabilities and stockholders' equity	$ 71,889	$ 84,645